PROSPECTUS SUPPLEMENT

(To Prospectus dated December 20, 2001)
Filed under Rule 424(b)(3)
Registration Statement No. 333-81303

EQUITY OFFICE PROPERTIES TRUST

DIVIDEND REINVESTMENT AND SHARE PURCHASE PLAN

25,000,000 SHARES

COMMON SHARES OF BENEFICIAL INTEREST

       This prospectus supplement contains a revised Exhibit B to the prospectus dated December 20, 2001. The revised Exhibit B to the prospectus restates in its entirety the Exhibit B previously included as part of the prospectus. The revised Exhibit B sets forth the expected dates relating to optional cash investments and possible common share dividend reinvestments under the Plan for 2005, 2006, and 2007 as such dates are described in the prospectus.

The date of this Prospectus Supplement is January 12, 2005

EXHIBIT B

CALENDAR OF EXPECTED EVENTS

Optional Cash Investments of $25,000 or less:

Optional Cash Investment Due Date(1)	Investment Date

1/11/05	1/14/05

2/9/05	2/14/05

3/9/05	3/14/05

4/12/05	4/15/05	(2)

5/10/05	5/13/05

6/9/05	6/14/05

7/12/05	7/15/05	(2)

8/9/05	8/12/05

9/12/05	9/15/05

10/12/05	10/17/05	(2)

11/9/05	11/14/05

12/27/05	12/30/05	(2)

1/11/06	1/17/06

2/9/06	2/14/06

3/9/06	3/14/06

4/11/06	4/17/06	(2)

5/9/06	5/12/06

6/9/06	6/14/06

7/12/06	7/17/06	(2)

8/9/06	8/14/06

9/12/06	9/15/06

10/11/06	10/16/06	(2)

11/9/06	11/14/06

12/26/06	12/29/06	(2)

1/10/07	1/16/07

2/9/07	2/14/07

3/9/07	3/14/07

4/11/07	4/16/07	(2)

5/9/07	5/14/07

6/11/07	6/14/07

7/11/07	7/16/07	(2)

8/9/07	8/14/07

9/12/07	9/17/07

10/10/07	10/15/07	(2)

11/9/07	11/14/07

12/26/07	12/31/07	(2)

(1)	Optional cash investments of $25,000 or less are due three business days before the investment date.

(2)	Based upon our historical common share dividend payment dates, we may pay common share dividends in this month. If our board of trustees declares common share dividend payments for this month, then the investment date will be the dividend payment date in this month, and optional cash investment due date may be adjusted accordingly.

Optional Cash Investments of Greater than $25,000:

Minimum Waiver
Price/Waiver	Optional Cash Investment	Pricing Period	Pricing Period Conclusion	Dividend Payment
Discount Set Date(1)	Due Date(2)	Commencement Date	Date(3)	Date/Investment Date

12/28/04	12/31/04	1/3/05	1/14/05	1/14/05

1/26/05	1/31/05	2/1/05	2/14/05	2/14/05

2/23/05	2/28/05	3/1/05	3/14/05	3/14/05

3/29/05	4/1/05	4/4/05	4/15/05	4/15/05	(4)

4/26/05	4/29/05	5/2/05	5/13/05	5/13/05

5/25/05	5/31/05	6/1/05	6/14/05	6/14/05

6/27/05	6/30/05	7/1/05	7/15/05	7/15/05	(4)

7/26/05	7/29/05	8/1/05	8/12/05	8/12/05

8/26/05	8/31/05	9/1/05	9/15/05	9/15/05

9/28/05	10/3/05	10/4/05	10/17/05	10/17/05	(4)

10/26/05	10/31/05	11/1/05	11/14/05	11/14/05

11/23/05	11/28/05	11/29/05	12/12/05	12/30/05	(4)

12/27/05	12/30/05	1/3/06	1/17/06	1/17/06

1/26/06	1/31/06	2/1/06	2/14/06	2/14/06

2/23/06	2/28/06	3/1/06	3/14/06	3/14/06

3/28/06	3/31/06	4/3/06	4/17/06	4/17/06	(4)

4/25/06	4/28/06	5/1/06	5/12/06	5/12/06

5/25/06	5/31/06	6/1/06	6/14/06	6/14/06

6/27/06	6/30/06	7/3/06	7/17/06	7/17/06	(4)

7/26/06	7/31/06	8/1/06	8/14/06	8/14/06

8/28/06	8/31/06	9/1/06	9/15/06	9/15/06

9/27/06	10/2/06	10/3/06	10/16/06	10/16/06	(4)

10/26/06	10/31/06	11/1/06	11/14/06	11/14/06

11/22/06	11/28/06	11/29/06	12/12/06	12/29/06	(4)

12/26/06	12/29/06	1/2/07	1/16/07	1/16/07

1/26/07	1/31/07	2/1/07	2/14/07	2/14/07

2/23/07	2/28/07	3/1/07	3/14/07	3/14/07

3/27/07	3/30/07	4/2/07	4/16/07	4/16/07	(4)

4/25/07	4/30/07	5/1/07	5/14/07	5/14/07

5/25/07	5/31/07	6/1/07	6/14/07	6/14/07

6/26/07	6/29/07	7/2/07	7/16/07	7/16/07	(4)

7/26/07	7/31/07	8/1/07	8/14/07	8/14/07

8/28/07	8/31/07	9/4/07	9/17/07	9/17/07

9/26/07	10/1/07	10/2/07	10/15/07	10/15/07	(4)

10/26/07	10/31/07	11/1/07	11/14/07	11/14/07

11/23/07	11/28/07	11/29/07	12/12/07	12/31/07	(4)

(1)	The minimum waiver price and the waiver discount, if any, will be established four business days prior to the first day of the purchase period. The minimum waiver price and waiver discount only apply to purchases made pursuant to an approved request for waiver form.

(2)	Optional cash investments of greater than $25,000 made pursuant to an approved request for waiver form are due by the close of business on the last business day immediately preceding the first day of the purchase period.

(3)	The purchase period relating to optional cash investments of more than $25,000 made pursuant to an approved request for waiver form will be the ten consecutive trading days ending on either (a) the tenth business day of the month or (b) for dividends paid in December, four business days before the estimated record date.

(4)	Based upon our historical dividend payment dates, we may pay common share dividends in this month. If our board of trustees declares the common share dividend payments for this month, then the investment date will be the dividend payment date in this month, and optional cash investment due date may be adjusted accordingly.

U.S. EQUITY

MARKETS CLOSED IN 2005

New Years Day	January 1
Martin Luther King, Jr. Day	January 17
President’s Day	February 21
Good Friday	March 25
Memorial Day	May 30
Independence Day	July 4
Labor Day	September 5
Thanksgiving Day	November 24
Christmas Day	December 26

U.S. EQUITY

MARKETS CLOSED IN 2006

New Years Day	January 2
Martin Luther King, Jr. Day	January 16
President’s Day	February 20
Good Friday	April 14
Memorial Day	May 29
Independence Day	July 4
Labor Day	September 4
Thanksgiving Day	November 23
Christmas Day	December 25

U.S. EQUITY

MARKETS CLOSED IN 2007

New Years Day	January 1
Martin Luther King, Jr. Day	January 15
President’s Day	February 19
Good Friday	April 6
Memorial Day	May 28
Independence Day	July 4
Labor Day	September 3
Thanksgiving Day	November 22
Christmas Day	December 25

25,000,000 SHARES

EQUITY OFFICE
PROPERTIES TRUST

COMMON SHARES
OF
BENEFICIAL INTEREST

Offered solely
in connection with our

DIVIDEND REINVESTMENT
AND
SHARE PURCHASE PLAN

PROSPECTUS SUPPLEMENT
(To Prospectus dated December 20, 2001)

January 12, 2005

1652-Sup 01/05